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                                       FORM 8-K

                                    CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of the

                           Securities Exchange Act of 1934



Date of Report (Date of earliest event
  reported):  July 11, 1997



                               Riverwood Holding, Inc.
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                (Exact name of registrant as specified in its charter)



     Delaware                        1-11113                      58-2205241
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    (State of                (Commission File Number)           (IRS Employer
  Incorporation)                                            Identification No.)




                             1013 Centre Road, Suite 350
                             Wilmington, Delaware  19805
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                       (Address of principal executive offices)


                       c/o Riverwood International Corporation
                                    (770) 644-3000
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                           (Registrant's telephone number)


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ITEM 5.  OTHER EVENTS.


    The following discussion relates to Riverwood Holding, Inc., the registrant (the "Registrant"), its direct subsidiary RIC Holding, Inc. ("RIC Holding"), RIC Holding's direct subsidiary Riverwood International Corporation ("Riverwood"), and Riverwood's subsidiaries. The term "Company" as used herein means the Registrant and its subsidiaries, for periods after the acquisition of Riverwood on March 27, 1996, and the corporation formerly known as Riverwood International Corporation and its subsidiaries, for periods prior to such acquisition.

    RECENT FINANCIAL PERFORMANCE. The Company's EBITDA (as defined herein) in the first quarter of 1997 decreased by $6.2 million, or 15.8%, compared with the first quarter of 1996 (excluding EBITDA of the former U.S. Timberlands/Wood Products business segment). EBITDA in the Containerboard business segment decreased by $6.8 million to a loss of $8.0 million in the first quarter of 1997 from a loss of $1.2 million in the first quarter of 1996. This decrease was due principally to decreased selling prices for containerboard that was sold in higher volumes but at prices that were below related total production costs. This trend in the Containerboard business segment has continued through May 1997. Effective June 1, 1997, the Company began to implement a previously announced price increase for corrugating medium of $40 per ton. Additionally, in June 1997 the Company announced price increases effective with shipments on August 1, 1997 for linerboard and corrugating medium of $40 per ton and kraft paper of $50 per ton. There can be no assurance that the June and August price increases will be accepted in containerboard markets. EBITDA in the Coated Board business segment decreased by $2.7 million, or 5.7%, to $44.5 million in the first quarter of 1997 from $47.2 million in the first quarter of 1996, due primarily to lower selling prices for the Company's open market folding cartonboard both domestically and abroad, offset in part by increased sales volume for such products. In addition, in its domestic integrated beverage business, the Company experienced increased sales volume, slightly improved selling prices and lower distribution costs. At June 28, 1997, the total amount outstanding under Riverwood's revolving credit facility under its senior secured credit agreement was $206 million.

    Based upon preliminary results of operations for the three months ended June 28, 1997, the Company estimates that EBITDA in the second quarter of 1997 will exceed the Company's EBITDA of $33.2 million in the first quarter of 1997 but will be less than EBITDA, excluding EBITDA of the U.S. Timberlands/Woods Product business segment, of $45.8 million in the second quarter of 1996. This estimate is based upon preliminary interim results and is subject to quarter-end review and adjustment. The Company's long-term prospects will depend on its realizing improved pricing for its open market folding cartonboard and containerboard products.

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    As used herein, "EBITDA" means consolidated net income (exclusive of non-cash charges resulting from purchase accounting) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, cost of timber harvested and other non-cash charges deducted in determining consolidated net income and extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates. EBITDA also excludes certain "Other Costs" for periods prior to the acquisition of the Company on March 27, 1996, and certain "Purchased Asset Costs" for periods subsequent to such acquisition.

    PROPOSED CREDIT AGREEMENT COVENANT MODIFICATIONS. The Company has proposed to its senior secured lenders certain financial covenant modifications and other amendments to reflect, among other things, the Company's recent financial results and market and operating conditions. The effectiveness of such amendments is expected to be conditioned, among other things, on the consummation of a proposed refinancing of a portion of the Company's indebtedness under its senior secured credit agreement. After giving effect to such refinancing as presently proposed, outstanding revolving credit borrowings under the senior secured credit agreement are expected to be approximately $69 million (on a pro forma basis as of June 28, 1997) and scheduled principal payments on the term loans thereunder are expected to be approximately $1 million, $3 million, $4 million, $4 million, $120 million, $173 million, $184 million and $156 million for 1997 through 2004, respectively. Although the Company believes that its senior secured lenders have received the proposed modifications favorably, no assurance can be given that such modifications will become effective or that such refinancing will be consummated. The proposed covenant modifications include reductions in permitted capital expenditures, the elimination of the minimum consolidated net worth requirement, and reductions in minimum EBITDA and interest coverage ratio requirements.

    The Company expects that the amended covenants will specify permitted capital expenditures (subject to certain carryover allowances and other adjustments) of no more than $175 million, $140 million, $140 million and $135 million for 1997 through 2000, respectively, and $130 million per year thereafter. The Company also expects the amended covenants to specify, among other changes, at least the following amended minimum EBITDA and interest coverage ratio requirements for each four quarter period ending during the following test periods:


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Period                                      EBITDA              Coverage ratio
------                                      ------              --------------

December 31, 1996 - December 30, 1997       $130 million        0.80 to 1.00
December 31, 1997 - December 30, 1998       $140 million        0.85 to 1.00
December 31, 1998 - December 30, 1999       $200 million        1.00 to 1.00
December 31, 1999 - December 30, 2000       $265 million        1.25 to 1.00
December 31, 2000 - December 30, 2001       $325 million        1.50 to 1.00
December 31, 2001 - December 30, 2002       $350 million        1.75 to 1.00
December 31, 2002 - December 30, 2003       $375 million        2.00 to 1.00
Thereafter                                  $400 million        2.25 to 1.00


    COMPLETION OF MACON MILL PAPER MACHINE UPGRADE. In June 1997, the Company completed the conversion of the second paper machine in its Macon, Georgia mill to production of coated unbleached kraft paperboard ("CUK Board") for a cost of approximately $85 million, and commenced CUK Board production on the machine. The Company expects that the machine will achieve its full, annual production capacity of approximately 275,000 tons of CUK Board in 18 to 24 months. Efficient start-up and production of CUK Board from the upgraded machine is dependent upon many manufacturing process and engineering factors, and there can be no assurance that the Company will not experience equipment failures, lengthy shut-downs or other production disruptions during the start-up process. The Company currently estimates that it will take several years for coated board markets to absorb the significant increase in the Company's CUK Board production capacity resulting from the upgrade of this machine, and in the interim, the Company will use excess capacity on its CUK Board paper machines for production of linerboard, subject to market conditions. The Company expects to produce linerboard on CUK Board paper machines in the second half of 1997. The Company expects to sell a significant portion of its additional CUK Board production in open markets, principally internationally. There can be no assurance that additional CUK Board output can be sold in these markets or that such additional CUK Board can be sold without experiencing price reductions.

    UPGRADE OF INFORMATION SYSTEMS. The Company has begun to upgrade its information systems through an initiative expected to cost up to approximately $30


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million to be spent through 1999.  When the upgrade is complete, the Company expects a major improvement in its information systems and business processes. This initiative is expected to be complete by June 1999. In conjunction with the information systems upgrade, the Company is also in the process of replacing its computer software applications and systems to accommodate the "Year 2000" dating changes necessary to permit correct recording of yearly dates for 2000 and later years. The Company does not expect that the cost of its Year 2000 compliance program will be material to its financial condition or results of operations (other than the initial investment in information systems of up to approximately $30 million).

    CERTAIN TAX MATTERS. In connection with the acquisition of the Company on March 27, 1996, the former majority owner of the Company agreed to bear the cost of a Section 338(h)(10) election for federal tax purposes and for purposes of state taxes for which the former majority owner and the Company filed returns on a combined basis. The Company agreed to bear the cost of this election for purposes of other state taxes ("stand-alone taxes"), including Louisiana income tax. During 1997, the Company has paid $33.1 million in estimated stand-alone taxes relating to the election, including $27.5 million in Louisiana income tax. The Company's calculation of its Louisiana tax was based on the state law in effect at the time of the March 27, 1996 acquisition of the Company, including a 1993 amendment. In May 1997, the Louisiana Supreme Court declared the 1993 amendment to be void under the Louisiana constitution, retroactive to 1993. It is possible that the voiding of the 1993 amendment could result in the Company being required to pay significant additional Louisiana income tax relating to the election (plus interest on the additional taxes). The Company's Louisiana tax return for the period that includes the March 27, 1996 acquisition of the Company is due in November 1997. After consultation with Louisiana tax counsel, the Company believes that it has a reasonable basis for filing its Louisiana income tax return for 1996 (which is due in November 1997) without the payment of any additional tax due to the voiding of the 1993 amendment. There can be no assurance, however, that the Company would ultimately prevail on this issue if Louisiana were to challenge such filing position. If the Company were not to prevail in such a challenge, significant additional Louisiana income tax relating to the election could be payable. Management estimates that the maximum amount of such additional tax is approximately $50 million (plus statutory interest on any additional tax). The Company intends to file its tax return without the payment of additional tax due to the voiding of the 1993 amendment, and management believes that the additional tax ultimately paid (if any) would be substantially less than the estimated maximum amount, although no assurance can be given in this regard. The Company and its advisors are continuing to study this situation. Since the law is unclear and the amounts involved could be significant, it may be several years before this matter is resolved.


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    CERTAIN CHANGES IN MANAGEMENT.  Mr. Thomas H. Johnson, vice chairman and former president and chief executive officer of the Company, has resigned from his position as of June 30, 1997. Mr. Frank R. McCauley, senior vice president, forest resources and corporate development, has indicated that he intends to resign as an officer of Riverwood effective September 1, 1997. Mr. James O. Egan, senior vice president and chief financial officer, will resign from his position in July 1997. Mr. Egan has indicated that he intends to remain with Riverwood to facilitate the transition of his successor, Mr. Thomas A. Gannon. Mr. Gannon will assume the position of senior vice president and chief financial officer of the Company in July 1997. Mr. Gannon previously served as corporate vice president of finance and administration and chief financial officer of Libbey-Owens-Ford since August 1995. Prior to that time he served in various positions with Rockwell International Corporation.







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

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        RIVERWOOD HOLDING, INC.


Date: July 11, 1997               By: /s/ Bill H. Chastain
                                      -----------------------------
                                      Bill H. Chastain
                                      Secretary









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